Exhibit 99.1

News Release
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES PENDING RETIREMENT OF ITS CHIEF FINANCIAL OFFICER

GRAND RAPIDS, Mich., June 27, 2019 — Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that Robert Shuster, the Executive Vice President and Chief Financial Officer of the Corporation and the Bank, has notified the organization of his intention to retire on or about Jan. 31, 2020.

Mr. Shuster has served as the Chief Financial Officer since May 2001 and prior to that served as the President and CEO of a subsidiary bank of the Corporation from September 1999 to May 2001.  Mr. Shuster first joined Independent Bank Corporation in September 1999, when the Corporation acquired Mutual Savings Bank, where he had served as President and CEO since November 1994.  Age 61, Mr. Shuster has worked in the financial services industry since 1983 and began his career in public accounting in 1979.

The Corporation has engaged an executive search firm to assist in finding Mr. Shuster’s replacement.  The Corporation expects to name a replacement by Sept. or Oct. 2019, to ensure a smooth and seamless transition.  Mr. Shuster has agreed to continue his employment through the transition period.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, insurance and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.

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